First Amendment to Second Amended and Restated

                        Agreement of Limited Partnership

                                       of

                       Shamrock Logistics Operations, L.P.

         Pursuant to the power granted it in Section 13.1(d)(i) of the Second Amended and Restated Agreement of Limited Partnership of Shamrock Logistics Operations, L.P. (the "Partnership Agreement"), the undersigned General Partner of Shamrock Logistics Operations, L.P. hereby amends Section 11.2 of the Partnership Agreement to read as follows:

SECTION 11.2  Removal of the General Partner

(a) The General Partner shall be removed if the General Partner is removed as the general partner of the MLP pursuant to Section 11.2 of the MLP Agreement. Such removal shall be effective concurrently with the effectiveness of the removal of the General Partner as the general partner of the MLP pursuant to the terms of the MLP Agreement. If a successor general partner for the MLP is elected in connection with the removal of the General Partner, such successor general partner of the MLP shall, upon admission pursuant to Article X, automatically become the successor General Partner of the Partnership. The admission of any such successor General Partner to the Partnership shall be subject to the provisions of Section 10.4.

(b) The General Partner may be removed by majority vote of the Limited Partners. Upon removal of the General Partner by the Limited Partners, the Limited Partners shall elect a successor General Partner for the Partnership. The admission of such successor General Partner to the Partnership shall be subject to the provisions of Section 10.4.

         IN WITNESS WHEREOF, the undersigned has set its hand hereto, to be effective as of April 16, 2001.


              RIVERWALK LOGISTICS, L.P.
              By:      SHAMROCK LOGISTICS GP, LLC,
                       its General Partner



                      By:             /s/ Curtis V. Anastasio
                                  ----------------------------------------------
                                  Curtis V. Anastasio, its President and Chief
                                  Executive Officer